Exhibit 99

News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE
P&G ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS
     CINCINNATI, June 12, 2007 — The Procter & Gamble Company (NYSE:PG) today announced changes to its board of directors. P&G’s presiding director, Norman R. Augustine (71), will retire following P&G’s August board meeting, after 18 years of service. Current P&G board member, W. James McNerney (57), will assume the role of presiding director upon Mr. Augustine’s retirement. P&G also announced the appointment to the board of Rajat K. Gupta (58), McKinsey & Company, effective immediately.
Norman R. Augustine Retires From P&G Board
     Mr. Augustine, a director since 1989, has been P&G’s presiding director for the last three years. He currently serves as chairman of the Compensation & Leadership Development Committee, and is a member of the Innovation & Technology Committee. Mr. Augustine is the retired chairman and chief executive officer of the Lockheed Martin Corporation.
     “Norm Augustine is an extraordinary individual — a man of enormous character,” said A. G. Lafley, P&G chairman and chief executive. “His tremendous breadth of business experience has been a real asset to P&G. We have benefited greatly from his insights, counsel and leadership. On a personal note, I will miss Norm as a mentor and friend. I’ve learned a lot from him and am grateful for his many contributions to the company and to me personally.”
W. James McNerney Becomes Presiding Director of P&G Board
     Mr. McNerney will assume the role of P&G’s presiding director with Mr. Augustine’s retirement. He joined P&G’s board in 2003 and currently serves as a member of the Audit, Compensation & Leadership Development, and Finance Committees. Mr. McNerney is chairman of the board, president and chief executive officer of The Boeing Company.
— More —

     “Jim McNerney is an excellent choice to serve as P&G’s presiding director,” continued Lafley. “The company has benefited from his broad experience, leadership and wise counsel. Jim will serve the board and the company well in this new role.”
Rajat K. Gupta Elected to P&G Board
     Mr. Gupta joined McKinsey & Company, a worldwide management consulting firm, in 1973. From 1994 to 2003, he served as worldwide managing director, before being named a senior partner. Mr. Gupta has a broad range of consulting experience in a variety of industries, including consumer goods. He holds a bachelor of technology degree in mechanical engineering from the Indian Institute of Technology and an M.B.A. from Harvard Business School.
     “Rajat Gupta is an outstanding addition to P&G’s board,” said Lafley. “His expertise as a strategist and his broad global business experience across a range of industries and markets will bring tremendous value to the work of P&G’s board. We are fortunate to have him.”
About Procter & Gamble
     Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Pringles®, Folgers®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Actonel®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, and Braun®. The P&G community consists of over 135,000 employees working in over 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.
# # #
P&G Media Contact:
Terry Loftus
+1-513-983-9736; cell +1-513-238-8852
P&G Investor Relations Contact:
Chris Peterson
+1-513-983-2414